Exhibit 24.1

Power of Attorney

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Gordon H. Link, Jr., Kai Larson, and Bruce Fiedler, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) sign the annual report on Form 10-K filed by Tapestry Pharmaceuticals, Inc. (the “Company”) for the fiscal year ended December 28, 2005 and (ii) sign any and all amendments to the Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

	Chairman of the Board Chief Executive Officer Director	February , 2006
Leonard P. Shaykin

/s/ Patricia A. Pilia	Executive Vice President Director	February 16, 2006
Patricia A. Pilia, Ph.D.

/s/ Stephen K. Carter
Stephen K. Carter, M.D.	Director	February 15, 2006

/s/ George Gould
George Gould, Esq.	Director	February 14, 2006

/s/ Arthur Hull Hayes
Arthur Hull Hayes, Jr., M.D.	Director	February 17, 2006

/s/ Elliot M. Maza
Elliot M. Maza, Esq.	Director	February 19, 2006

/s/ Richard N. Perle
The Honorable Richard N. Perle	Director	February 15, 2006

/s/ Robert E. Pollack
Robert E. Pollack, Ph.D.	Director	February 14, 2006